Exhibit 10.7
AMENDMENT TO EXECUTIVE EMPLOYMENT AGREEMENT
     This amendment (the “Amendment”) is made by and between Dominic Orr (the “Executive”) and Aruba Networks, Inc., a Delaware corporation (the “Company” and together with the Executive hereinafter collectively referred to as the “Parties”).
     WHEREAS, the Parties previously entered into an Executive Employment Agreement effective as of April 4, 2006 (the “Agreement”); and
     WHEREAS, the Parties wish to amend the Agreement in order to bring such terms into compliance with Section 409A of the Internal Revenue Code of 1986, as amended and the final regulations and other official guidance thereunder, as set forth below.
     NOW, THEREFORE, for good and valuable consideration, the Parties agree as follows:
     1. Section 5.2 of the Agreement is hereby amended to add the following new paragraph to the end thereof:
“Notwithstanding the forgoing, for purposes of vesting acceleration with respect to any award of restricted stock units (each, an “RSU Award”) under this Section 4, the term “Change of Control” shall be, with respect to an RSU Award, the definition of “Change of Control” under the applicable equity plan under which such RSU Award was granted or, if superseding, the definition of “Change of Control” specified in the controlling award agreement for such RSU Award.”
     2. The existing Section 6.2 of the Agreement is hereby deleted in its entirety and replaced with the following new Section 6.2:
“6.2 Termination Without Cause; Resignation for Good Reason. If, at any time, the Company terminates Executive’s employment without Cause, or Executive resigns with Good Reason, and Executive provides the Company with a general release of all claims in a form acceptable to the Company and allows such release to become effective no later than sixty (60) days following the date of Executive’s termination of employment or such earlier date required by the release, then the Company will accelerate the vesting of any equity awards granted to Executive such that the amount of vesting Executive would have received if Executive had remained employed by the Company for an additional six (6) months from the date of termination shall be accelerated and deemed fully vested as of Executive’s last day of employment. For purposes of clarification, any RSU Award that vests in accordance with this Section 6.2 will be subject to repayment if the release does not become effective within the time period specified above.”

     3. Section 6.4(a) of the Agreement is hereby amended by deleting the existing third sentence therein and replacing it in its entirety with the following new sentence:
“If a reduction in payments or benefits constituting “parachute payments” is necessary so that the Payment equals the Best Results Amount, reduction shall occur in the following order: reduction of cash payments; cancellation of accelerated vesting of stock awards; reduction of employee benefits.”
     4. This Amendment, taken together with the Agreement, to the extent not modified by this Amendment, supersedes any and all previous contracts, arrangements or understandings between the parties with respect to the Agreement, and may not be amended adversely to Executive’s interest except by mutual written agreement of the Parties.
     5. This Agreement will become effective on the date that it is signed by the Company (the “Effective Date”).
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     IN WITNESS WHEREOF, each of the Parties has executed this Amendment, in the case of the Company by its duly authorized officer.

COMPANY	ARUBA NETWORKS, INC.

/s/ Aaron Bean

By: Aaron Bean

Title: Head of HR

EXECUTIVE	DOMINIC ORR

/s/ Dominc P. Orr